EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                Contact: Jamie E. Levey
November 6, 2003                                     Investor Relations
                                                     (888)-319-6962


            Integrated BioPharma Reports Acquisition of Retail Brands
                 Naturally Aloe, Naturally Noni and Avera Sport

Hillside, N.J., November 6, 2003--Integrated BioPharma, Inc. (AMEX:INB) announced the acquisition of three retail brands from Aloe Commodities International, Inc. of Dallas, Texas.

The three brands purchased include Naturally Aloe, Naturally Noni and Avera Sport products and are distributed nationally through major mass marketers, grocery, drug and vitamin retailers.

"The purchase of these brands is complimentary to our business. We intend to increase penetration into the retail market by expanding our product line with these new products", commented E.Gerald Kay Chief Executive Officer of Integrated BioPharma, Inc.

Integrated BioPharma serves the needs of the nutraceuticals, biotech and pharmaceutical industries. Through several wholly owned subsidiaries, Integrated BioPharma develops, manufactures and distributes more than 130 products worldwide. Integrated BioPharma currently consists of eight operating units. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports field with the Securities and Exchange Commission.